Exhibit 1A-11

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 6 to Regulation A Offering Statement on Form 1-A of Yobi Capital Fund Corporation of our reports dated November 10, 2016 relating to the consolidated financial statements as of June 30, 2016 and 2015, and for the fiscal year ended June 30, 2016 and the period from April 9, 2015 (inception) through the fiscal year ended June 30, 2015, respectively, appearing in this Regulation A Offering Statement.

KCCW Accountancy Corp.

Diamond Bar, California
November 21, 2016

KCCW Accountancy Corp.
22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 • Fax: +1 626 529 1580 • info@kccwcpa.com